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Exhibit 99.1

                                    PPOL, INC.

NEWS RELEASE
________________________________________________________________________________
FOR RELEASE: IMMEDIATELY

ORANGE, Calif. (January 07, 2004) - PPOL, Inc. (OTC/BB: PPLC), today announced the appointment of Youichi Awagakubo, 43, to the Board of Directors and to the position of chief financial officer, replacing Kazushige Shimizu who will return to Japan to take on the post of Director at Forval Corporation, the majority shareholder of PPOL, Inc. Mr. Awagakubo will report directly to Nobuo Takada, PPOL chairman and chief executive officer.

Mr. Awagakubo has more than 25 years of experience, primarily in corporate planning. He was most recently Director and General Manager of Corporate Planning Development at Forval Corporation, where he served for 18 years in various management positions. Previously, Mr. Awagakubo was with Japan Radio Co., Ltd. from 1979 to 1985.

"We are very pleased to be able to draw upon the talents of Youichi Awagakubo to facilitate PPOL's growth," said Nobuo Takada, chairman and chief executive officer. "His contributions at Forval were noteworthy and he will be of great benefit to PPOL as we expand in the U.S. as well as other geographies."

Commenting on his appointment, Youichi Awagakubo said, "I am pleased to have the opportunity to play a key role in PPOL's future, particularly in the U.S. where we see significant potential for growth."

Mr. Takada added, "I would like to thank Kazushige Shimizu for his many contributions to the Company. Kazushige played an instrumental role in building a firm foundation for the Company both from an operational and financial standpoint. "


About PPOL

PPOL is a U.S.-based holding company for the assets of AJOL Co., Ltd. of Tokyo, Japan. AJOL (an acronym for All Japan On Line) sells a proprietary multi-functional telecommunications product called MOJICO, which is a facsimile-like machine used to access its Pan Pacific Online interactive database. MOJICO enables members to communicate with one another using hand-written Japanese characters, including Kanji whose full meaning cannot be adequately expressed through the preset fonts of a computer. The Pan Pacific Online service includes bulletin board and mail services, and an information exchange service, among others. In addition, AJOL serves a co-op like function, making available to Pan Pacific Online subscribers a wide range of products that have received approval to be sold to them under the Kamome brand, after passing AJOL's strict quality control criteria.

Additional information about PPOL is available at www.ppolusa.com.


This press release may contain statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and PPOL, Inc. assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Actual results could differ materially from those described in this press release as a result of various factors, including the willingness of existing shareholders to sell and potential investors to purchase PPOL's common shares. These factors and other factors which may effect future operating results are discussed under "RISK FACTORS" in the Form 10-K for the year ended March 31, 2003, as well as other reports, including Form 10-Qs, which PPOL, Inc. has filed with the Securities and Exchange Commission.


Contacts:
Lippert/Heilshorn & Associates
Ina McGuinness
imcguinness@lhai.com
Zachary Bryant
zbryant@lhai.com
(310) 691-7100